Exhibit 99.1

SmartRent Reports Second Quarter 2022 Results

Company sets new quarterly record for revenue and Units Deployed

Provides revised guidance for 2022 due to supply chain constraints

Scottsdale, Ariz., August 11, 2022 – (BUSINESS WIRE) – SmartRent, Inc. (NYSE: SMRT) (“SmartRent” or the “Company”) today reported financial results for the quarter ended June 30, 2022.

Second Quarter 2022 Financial Highlights Compared to Second Quarter 2021

•
Record total revenue of $42.4 million compared to $21.7 million, up 96%.
•
SaaS ARR of $30.6 million compared to $7.0 million, up 337%.
•
Net loss of $(25.6) million as compared to $(10.1) million.
•
Adjusted EBITDA of $(19.8) million as compared to $(9.3) million.
•
Deferred revenue of $125.4 million compared to $74.5 million, up 68%.
•
$263.2 million of cash as of June 30, 2022.

“SmartRent’s scale and influence as a leader in real estate enterprise technology continues to expand in line with significant operational milestones reached in the second quarter. As of June 30th, we deployed more than 450,000 units, installed over two million pieces of hardware, and engaged with more than two million operator and resident users. We had 447 unique customers across multiple verticals that own or control more than 6 million units” said Lucas Haldeman, CEO of SmartRent. “We set another record for quarterly revenue and Units Deployed and realized improved margins for hosted and professional services. We are focused on integrating SightPlan into our operations to provide enhanced value to our customers through the powerful solution suite of our combined companies. While unprecedented supply chain constraints are leading us to modify our 2022 outlook, customers remain loyal, as evidenced by our record backlog. We are on a clear path to profitability and expect to be Adjusted EBITDA positive on an intra-quarter basis in 2023,” concluded Mr. Haldeman.

Second Quarter 2022 Results

Total revenue increased 96% to $42.4 million in the quarter from $21.7 million in the second quarter of 2021 and set a new SmartRent record for quarterly revenue. Sequentially, total revenue increased 14% from $37.4 million in the first quarter of 2022. The increase reflects higher volume of Units Deployed, growth in the number of recurring software subscriptions, and contribution from SightPlan for a full quarter. SaaS revenue, boosted primarily by SightPlan’s contribution, increased 337% to $7.6 million in the quarter from $1.8 million in the second quarter of 2021. SaaS ARPU, excluding SightPlan, grew 12.0% year-over-year to $3.28 from $2.93. SaaS ARPU, inclusive of SightPlan was $6.05.

Total cost of revenue in the quarter was $41.4 million as compared to $21.4 million in the second quarter of 2021. The increase in cost of revenue was primarily driven by the growth in Units Deployed, the scaling of our professional services team to support increasing demand for our platform and increased general contractor costs. SmartRent improved its gross margin to 2.3% for the quarter compared to 1.3% for the corresponding period last year. Total gross margin grew to 2.3% from a loss of 12.7% in the first quarter. The Company saw improvement in professional services margin to (55)% from (119)% compared to the first quarter, resulting from a 12% increase in ARPU and a 21% decrease in unit costs. The Company also saw continued improvement in Hosted Services margin. During the quarter, Hosted Services margin was 49%, compared to 36% in the second quarter of 2021 and 39% in the first quarter of 2022.

Operating expenses increased to $28.0 million in the quarter from $10.3 million in the prior year period. The increase reflects investment to scale sales and marketing, and research and development teams, as well as cost associated with being a public company and the incremental expenses assumed with the operations of SightPlan and iQuue. General and administrative expenses in the quarter include $3.8 million of stock-based compensation and $1.8 million in acquisition-related compensation expense.

Net loss was $(25.6) million in the quarter as compared to $(10.1) million in the second quarter of 2021 and a net loss of $(23.4) million in the first quarter of 2022. Adjusted EBITDA was $(19.8) million for the quarter, as compared to $(9.3) million in the prior year period and $(23.1) million in the first quarter of 2022. As a result of record revenue and improved gross margins, Adjusted EBITDA improved by more than $3 million compared to the first quarter of 2022.

The Company ended the quarter with approximately $125.4 million of deferred revenue on its balance sheet, up 68% from $74.5 million as of June 30, 2021, reflecting growth in the Company’s Deployed Units. The Company expects to recognize 61% of its deferred revenue within the next 12 months.

Key Operating Metrics(1)

	Quarter ended June 30,		Six months ended June 30,
Quarterly Unit KPIs	2022	2021	% Change	2022	2021	% Change
New Units Deployed	60,329	23,834	153.1%	111,525	56,320	98.0%
Units Booked	59,306	38,812	52.8%	150,788	84,348	78.8%
Bookings (in '000s)	$ 56,887	$ 30,495	86.5%	$ 128,872	$ 62,913	104.8%
Bookings SaaS ARPU*	$ 4.79	$ 3.83	25.3%	$ 4.41	$ 3.97	11.3%
* Bookings SaaS ARPU in the quarter refers to average price contracted for smart home deployments

	As of June 30,
Aggregate Unit KPIs	2022	2021	% Change
Committed Units	780,036	606,455	28.6%
Total Units Deployed	451,010	211,425	113.3%
Total Deployed and Committed Units	1,231,046	817,880	50.5%

Recent Business Highlights

On July 25, SmartRent announced the appointment of Terry Danner as its Executive Vice President of Sales. Mr. Danner will oversee the Company’s sales function to drive strategic growth across current and future customers and markets. Mr. Danner most recently served as the CEO of SightPlan and is a pioneer in the multifamily industry with more than 30 years of experience.

On June 27, as a result of the 2022 Russell Index’s annual reconstitution, SmartRent was added as a member of the US small-cap Russell 2000 and Russell 3000 Indexes.

In the second quarter, SmartRent expanded its customer base by adding an additional 38 customers across its platform. The Company has a total of 447 customers who own or control over 6 million units which provides SmartRent and SightPlan with a large and unique opportunity to harvest growth from its existing customer base through cross-selling and up selling.

Balance Sheet and Liquidity

As of June 30, 2022, the Company had approximately $263.2 million in cash on its balance sheet, as compared to $286.4 million as of March 31, 2022. The change in cash reflects capital used in operations.

As of June 30, 2022, the Company had no outstanding debt and approximately $338.2 million in liquidity, including full availability of its $75 million revolving credit facility and cash on the balance sheet.

Financial and Business Outlook

The Company continues to experience strong demand for its smart home enterprise solutions but also faces unprecedented supply chain constraints related to certain component parts in its product line and select third-party hardware devices. The Company has contractual agreements for deployments that are currently on hold due to supply chain constraints and are now included in its record backlog. Consequently, the Company is adjusting its outlook for full-year 2022 and providing guidance for the third quarter.

The estimates presented below represent a range of possible outcomes and may differ materially from actual results. These estimates exclude the impact of potential acquisitions, capital markets activities, and unforeseen continued challenges with supply chain and logistics. The estimates are forward-looking based on the Company’s current assessment of demand for its product, execution capabilities and market conditions, as well as other risks outlined below under the caption “Forward-Looking Statements.”

Revised Full-Year 2022 Guidance

•
Total Revenue of $155 to $180 million from prior guidance of $220 to $250 million.
•
Adjusted EBITDA of $(75) to $(70) million from prior guidance of $(50) to $(35) million.
•
Units Deployed of 190,000 to 220,000 from prior guidance of 280,000 to 320,000.

Quarter ended September 30, 2022 Guidance

•
Total Revenue of $43 to $47 million.
•
Units Deployed of 45,000 to 50,000.

Definitions of non-GAAP financial measures and the reconciliations to the most directly comparable GAAP measures are provided in subsequent sections of the press release and supplemental schedules. SmartRent has not provided a reconciliation of forward-looking Adjusted EBITDA, including certain components of the forward-looking reconciliation to the most directly comparable GAAP financial measures, due primarily to variability and difficulty in making accurate forecasts and projections of non-operating matters that may arise, as not all of the information necessary for a quantitative reconciliation is available to SmartRent without unreasonable effort. For the same reasons, SmartRent is unable to address the probable significance of the information.

Conference Call Information

SmartRent is hosting a conference call today, August 11, 2022, at 5 p.m. ET to discuss its first quarter 2022 financial results. To join the call, dial 1-877-407-3982 in the USA or Canada, or 1-201-493-6780 if dialing in internationally. The passcode for the conference call is 13730376.

Following the call’s conclusion, a webcast of the call will be posted on the Events and Presentations section of SmartRent’s website.

About SmartRent

Founded in 2017, SmartRent, Inc. (NYSE: SMRT) is a recognized enterprise property technology leader designed by and for real estate operators. The company’s comprehensive product suite, comprised of smart home building hardware and cloud-based SaaS solutions, provides seamless visibility and control over real estate assets. Its subsidiary, SightPlan, specializes in workflow management solutions that automate the property lifecycle. SmartRent and SightPlan’s robust, end-to-end enterprise platform increases efficiencies, delivers cost savings and additional revenue opportunities, and elevates user experiences. For more information, please visit smartrent.com.

Forward-Looking Statements

This press release contains forward-looking statements which address the Company's expected future business and financial performance, and may contain words such as "goal," "target," "future," "estimate," "expect," "anticipate," "intend," "plan," "believe," "seek," "project," "may," "should," "will" or similar expressions. Examples of forward-looking statements include, among others, statements regarding the benefits of the Company's strategic acquisitions, changes in the market for our products and services, expected financial results, product portfolio enhancements, expansion plans and opportunities and earnings guidance related to financial and operational metrics. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, among other things, our ability to: (1) execute our business strategy within the smart home technology industry; (2) expand our products and solutions to meet the demands of the market; (3) meet legal obligations, including laws and regulations related to security and privacy; (4) prevent unauthorized or inadvertent access to our information technology systems and customer or resident data; (5) successfully manage the competitiveness of our market and pricing levels of our competitors; (6) hire, retain, manage and motivate employees, including key personnel; (7) successfully manage and ensure that our suppliers produce or obtain quality products and services on a timely basis or in sufficient quantity; (8) successfully manage interruptions to, or other problems with, our website and interactive user interface, information technology systems, manufacturing processes or other operations; (9) successfully identify, acquire, and integrate quality acquisition targets; (10) successfully resolve legal proceedings, recall claims, and governmental inquiries; (11) acquire and protect our intellectual property and acquire or make investments in other businesses, patents, technologies, products or services to grow the business; (12) comply with laws and regulations applicable to our business, including developments in state and local regulations; (13) fuel growth and accelerate the adoption of our products and services; (14) develop, design, and sell services that are differentiated from those of competitors; (15) manage risks associated with product liability, warranty, personal injury, property damage and recall matters; and (16) successfully deploy the proceeds from the business combination we completed last year. The forward-looking statements herein represent the judgment of the Company, as of the date of this release, and SmartRent disclaims any intent or obligation to update forward-looking statements. This press release should be read in conjunction with the information included in the Company's other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand the Company's reported financial results and our business outlook for future periods.

Use of Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with GAAP, SmartRent also discloses certain non-GAAP financial measures in this press release. These financial measures are not recognized measures under GAAP and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA and Adjusted EBITDA are non-GAAP financial measures as defined by SEC rules. These non-GAAP financial measures, as defined below by SmartRent, may be determined or calculated differently by other companies. Reconciliations of these non-GAAP measurements to the most directly comparable GAAP financial measurements have been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliations.

As detailed in the reconciliations, the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA is net income or loss. EBITDA and Adjusted EBITDA are not used as measures of SmartRent’s liquidity and should not be considered alternatives to net income or loss or any other measure of financial performance presented in accordance with GAAP.

SmartRent’s management uses EBITDA and Adjusted EBITDA in a number of ways to assess the Company’s financial and operating performance and believes that these measures provide useful information to investors regarding financial and business trends related to SmartRent’s results of operations. EBITDA and Adjusted EBITDA are also used to identify certain expenses and make decisions designed to help SmartRent meet its current financial goals and optimize its financial performance, while neutralizing the impact of expenses included in its operating results which could otherwise mask underlying trends in its business. SmartRent’s management believes that investors are provided with a more meaningful understanding of SmartRent’s ongoing operating performance when non-GAAP financial information is viewed with GAAP financial information.

(1)
Key Operating Metrics Defined

SmartRent regularly monitors several operating and financial metrics including the following non-GAAP financial measures which the Company believes are key measures of its growth, to evaluate its operating performance, identify trends affecting its business, formulate business plans, measure its progress, and make strategic decisions. The Company’s Key Operating Metrics may not provide accurate predictions of future GAAP financial results.

Units Deployed is defined as the aggregate number of SmartHubs that have been installed (also including customer self-installations) as of a stated measurement date. The Company uses this operating metric to assess the general health and trajectory of its business growth.

New Units Deployed is defined as the aggregate number of SmartHubs that have been installed (also including customer self-installations) during a stated measurement period. The Company uses this operating metric to assess the general health and trajectory of its business growth.

Committed Units is defined as the aggregate number of SmartHub units that are subject to binding orders from customers together with units that existing customers who are parties to a SmartRent master services agreement have informed us (on a non-binding basis) that they intend to order in the future for deployment within two years of the measurement date. The Company tracks the number of Committed Units to assess the general health and trajectory of its business and to assist in its longer-term resource analysis.

Units Booked is defined as the aggregate number of SmartHubs associated with binding orders executed during a stated measurement period. The Company utilizes the concept of Units Booked to measure estimated near-term resource demand and the resulting approximate range of post-delivery revenue that it will earn and record. Units Booked represent binding orders only and accordingly are a subset of Committed Units.

Annual Recurring Revenue (“ARR”) is defined as the annualized value of our recurring SaaS revenue earned in the current quarter.

EBITDA and Adjusted EBITDA: We define EBITDA as net income or loss computed in accordance with GAAP before the following items: interest expense, income tax expense, and depreciation and amortization. We define Adjusted EBITDA as EBITDA before the following items: stock-based compensation expense, non-employee warrant expense, loss on extinguishment of debt, change in fair value of derivatives, unrealized gains and losses in currency exchange rates, warranty provisions for battery deficiencies and non-recurring expenses in connection with acquisitions. Management uses EBITDA and Adjusted EBITDA to identify certain expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance, while neutralizing the impact of expenses included in our operating results which could otherwise mask underlying trends in our business. See “Use of Non-GAAP Financial Measures” for additional information and reconciliation of these measures.

SMARTRENT, INC.

Consolidated Statements of Operations AND COMPREHENSIVE LOSS

(Unaudited)

(in thousands, except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
Revenue
Hardware	$ 20,895	$ 14,029	$ 43,009	$ 26,427
Professional services	9,123	3,564	16,032	7,165
Hosted services	12,391	4,084	20,727	7,245
Total revenue	42,409	21,677	79,768	40,837

Cost of revenue
Hardware	20,951	12,514	42,809	24,657
Professional services	14,115	6,274	29,282	11,734
Hosted services	6,355	2,606	11,433	4,577
Total cost of revenue	41,421	21,394	83,524	40,968

Operating expense
Research and development	8,030	4,083	14,476	7,176
Sales and marketing	6,139	2,392	11,301	4,146
General and administrative	13,832	3,806	25,783	7,763
Total operating expense	28,001	10,281	51,560	19,085

Loss from operations	(27,013)	(9,998)	(55,316)	(19,216)

Interest income (expense), net	253	(64)	241	(142)
Other income, net	162	52	276	127
Loss before income taxes	(26,598)	(10,010)	(54,799)	(19,231)

Income tax benefit (expense)	1,009	(41)	5,816	(87)
Net loss	(25,589)	(10,051)	(48,983)	(19,318)
Other comprehensive loss
Foreign currency translation adjustment	(407)	63	(590)	(65)
Comprehensive loss	$ (25,996)	$ (9,988)	$ (49,573)	$ (19,383)
Net loss per common share
Basic and diluted	$ (0.13)	$ (4.87)	$ (0.25)	$ (1.99)
Weighted-average number of shares used in computing net loss per share
Basic and diluted	195,693	2,064	194,381	9,721

SMARTRENT, INC.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share amounts)

	June 30, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$ 255,008	$ 430,841
Restricted cash, current portion	7,660	1,268
Accounts receivable, net	45,135	45,486
Inventory	59,235	33,208
Deferred cost of revenue, current portion	11,345	7,835
Prepaid expenses and other current assets	11,047	17,369
Total current assets	389,430	536,007
Property and equipment, net	1,899	1,874
Deferred cost of revenue	21,708	18,334
Goodwill	117,889	12,666
Intangible assets, net	33,214	3,590
Other long-term assets	11,667	7,212
Total assets	$ 575,807	$ 579,683

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 14,774	$ 6,149
Accrued expenses and other current liabilities	23,045	22,234
Deferred revenue, current portion	65,108	42,185
Total current liabilities	102,927	70,568
Deferred revenue	60,337	53,412
Other long-term liabilities	7,935	6,201
Total liabilities	171,199	130,181

Commitments and contingencies (Note 12)
Convertible preferred stock, $0.0001 par value; 50,000 and 50,000 shares authorized as of June 30, 2022 and December 31, 2021; no shares of preferred stock issued and outstanding as of June 30, 2022 and December 31, 2021	-	-

Stockholders' equity
Common stock, $0.0001 par value; 500,000 shares authorized as of June 30, 2022 and December 31, 2021, respectively; 197,502 and 193,864 shares issued and outstanding as of June 30, 2022 and December 31, 2021	20	19
Additional paid-in capital	608,755	604,077
Accumulated deficit	(203,586)	(154,603)
Accumulated other comprehensive (loss) income	(581)	9
Total stockholders' equity	404,608	449,502
Total liabilities, convertible preferred stock and stockholders' equity	$ 575,807	$ 579,683

SMARTRENT, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	For the six months ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (48,983)	$ (19,318)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	1,636	173
Amortization of debt discount	-	4
Non-employee warrant expense	238	399
Provision for warranty expense	-	170
Non-cash lease expense	648	218
Stock-based compensation related to acquisition	401	402
Stock-based compensation	6,945	453
Compensation expense related to acquisition	2,109	-
Deferred tax benefit	(5,889)	-
Non-cash interest expense	41	-
Provision for excess and obsolete inventory	16	115
Provision for doubtful accounts	-	(27)
Change in operating assets and liabilities
Accounts receivable	1,493	(6,215)
Inventory	(26,197)	(4,294)
Deferred cost of revenue	(6,884)	(4,185)
Prepaid expenses and other assets	4,027	(7,826)
Accounts payable	8,800	2,436
Accrued expenses and other liabilities	(3,676)	(2,114)
Deferred revenue	29,091	21,158
Lease liabilities	(496)	(233)
Net cash used in operating activities	(36,680)	(18,684)
CASH FLOWS FROM INVESTING ACTIVITIES
Payments for SightPlan acquisition, net of cash acquired	(128,953)	-
Purchase of property and equipment	(470)	(340)
Net cash used in investing activities	(129,423)	(340)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on term loan	-	(834)
Proceeds from warrant exercise	3	5
Proceeds from options exercise	62	-
Proceeds for ESPP purchases	488	-
Taxes paid related to net share settlements of stock-based compensation awards	(3,389)	-
Convertible preferred stock issued	-	34,793
Payments of business combination and private offering transaction costs	(70)	-
Net cash (used in) provided by financing activities	(2,906)	33,964
Effect of exchange rate changes on cash and cash equivalents	(432)	(24)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(169,441)	14,916
Cash, cash equivalents, and restricted cash - beginning of period	432,604	38,618
Cash, cash equivalents, and restricted cash - end of period	$ 263,163	$ 53,534

Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$ 255,008	$ 53,534
Restricted cash, current portion	7,660	-
Restricted cash, included in other long-term assets	495	-
Total cash, cash equivalents, and restricted cash	$ 263,163	$ 53,534

SMARTRENT, INC.

RECONCILIATION OF NON-GAAP MEASURES

(amounts in thousands)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Net loss	$ (25,589)	$ (10,051)	$ (48,983)	$ (19,318)
Interest income, net	(253)	64	(241)	142
Provision for income taxes	(1,009)	41	(5,816)	87
Depreciation and amortization	1,227	93	1,636	173
EBITDA	(25,624)	(9,853)	(53,404)	(18,916)
Stock-based compensation	3,823	428	7,346	855
Non-employee warrant expense	21	167	238	399
Compensation expense in connection with acquisitions	1,830	-	2,109	-
Other non-recurring acquisition expenses	119	-	739	-
Adjusted EBITDA	$ (19,831)	$ (9,258)	$ (42,972)	$ (17,662)

Select Financial and KPI Metrics

By Quarter, 1Q 2021 to 2Q 2022

	Q1-21	Q2-21	Q3-21	Q4-21	Q1-22	Q2-22
Hardware revenue	$12,398	$14,029	$22,025	$21,177	$22,114	$20,895
Professional services revenue	$3,601	$3,564	$8,180	$7,387	$6,909	$9,123
Hosted services revenue	$3,161	$4,084	$4,927	$6,104	$8,336	$12,391
Total revenue	$19,160	$21,677	$35,132	$34,668	$37,359	$42,409
Units Deployed	32	24	59	52	51	60
Units Deployed and Committed Units	792	818	975	1,065	1,151	1,231
SaaS ARPU	$2.60	$2.93	$3.02	$2.97	$3.81	$6.05
Annualized Recurring Revenue	$5,344	$7,004	$8,728	$10,580	$16,296	$30,576

* All amounts in thousands except SaaS ARPU.

Revenue by Type
($ in thousands)
$45,000
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
Q1-21
Q2-21
Q3-21
Q4-21
Q1-22
Q2-22
Hardware
Professional Services
Hosted Services

Select Financial and KPI Metrics

By Quarter, 1Q 2021 to 2Q 2022

(Continued)

Select Financial and KPI Metrics

By Quarter, 1Q 2021 to 2Q 2022

(Continued)

Units Deployed by Quarter
65,000
60,000
55,000
50,000
45,000
40,000
35,000
30,000
25,000
20,000
Q1-21
Q2-21
Q3-21
Q4-21
Q1-22
Q2-22

Investor Contact

Evelyn León Infurna – SVP, Investor Relations

Phone: 480-371-2828

Email: investors@smartrent.com

Media Contact

Amanda Chavez – Director, Corporate Communications

Phone: 480-805-9811

Email: media@smartrent.com